Investor Relations Contact:	Company Contact:
Crocker Coulson, President	Laby Wu, Chief Financial Officer, Director of Investor
Relations
CCG Investor Relations	Puda Coal, Inc.
+1-646-213-1915	+86-10-6439-2405
crocker.coulson@ccgir.com	labywu@gmail.com
www.pudacoalinc.com

Elaine Ketchmere, VP of Financial Writing
+1-310-954-1345
elaine.ketchmere@ccgir.com
www.ccgirasia.com

Puda Coal Announces Results of Annual Meeting of Stockholders

TAIYUAN, SHANXI PROVINCE, CHINA, May 24, 2010 – Puda Coal, Inc. (NYSE Amex: PUDA), a supplier of high grade metallurgical coking coal used to produce coke for steel manufacturing in China and consolidator of twelve coal mines in Shanxi Province, today announced the results of its Annual Meeting of Stockholders (the "Annual Meeting") held on May 21, 2010 in New York.

At the Annual Meeting, stockholders re-elected each of the following nominees to the board of directors of the Company to serve until the next annual meeting of stockholders and until his successor is fully elected and qualified or until his earlier resignation or removal: Ming Zhao, Liping Zhu, Lawrence S. Wizel, C. Mark Tang and Jianfei Ni. Puda’s shareholders also ratified the appointment of Moore Stephens as the Company’s independent auditor for the 2010 fiscal year.

About Puda Coal, Inc.

Puda Coal, through its subsidiaries, supplies premium high grade metallurgical coking coal used to produce coke for steel manufacturing in China. The Company currently possesses 3.5 million metric tons of annual coking coal capacity. The Company has recently moved upstream into coal mining, as an acquirer and consolidator of coal mines in Shanxi Province, including the Pinglu projects and the Jianhe projects. On September 30, 2009, Shanxi Coal, a 90% indirect subsidiary of the Company, was appointed by the Shanxi provincial government as an acquirer and consolidator of eight thermal coal mines located in Pinglu County in southern Shanxi Province. Shanxi Coal plans to consolidate the eight coal mines into five, increasing their total annual capacity from approximately 1.6 million to 3.6 million metric tons. Shanxi Coal received another approval by the Shanxi provincial government to consolidate four additional coking coal mines into one coal mine in Huozhou County. After the completion of the acquisitions and consolidation, the Jianhe project is expected to increase the total annual capacity from 720,000 metric tons to 900,000 metric tons, according to the Shanxi provincial government's approval. For more information, please visit http://www.pudacoalinc.com